Exhibit 99.1

BROWN SHOE ANNOUNCES PRICING OF SENIOR NOTES OFFERING

ST. LOUIS, April 27, 2011  --  Brown Shoe Company, Inc. (“Brown Shoe”) (NYSE: BWS) (www.brownshoe.com) announced today that it priced an offering of $200 million aggregate principal amount ($50 million more than previously announced) of its 7⅛% Senior Notes due 2019 in a private placement.  The offering is expected to close on or about May 11, 2011.  The notes will be guaranteed on a senior unsecured basis by each of its subsidiaries that is an obligor under Brown Shoe’s existing revolving credit facility.

The Company estimates that its net proceeds from the offering will be approximately $193.7 million after deducting the initial purchasers' discounts and other offering expenses, and intends to use a portion of such net proceeds to purchase any and all of the Company’s outstanding $150 million aggregate principal amount of its 8¾% senior notes due 2012 (the “2012 Notes”) that are tendered pursuant to a cash tender offer and consent solicitation and pay other fees and expenses in connection with such cash tender offer and consent solicitation.  The Company intends to use the remaining net proceeds for general corporate purposes, including repaying amounts outstanding under the its existing revolving credit facility.

The notes and related guarantees will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States to non-United States persons in compliance with Regulation S under the Securities Act.  The notes and related guarantees have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements, including without limitation, statements regarding the completion of the offering, the timing of the closing of the offering, the filing of a registration statement relating to an exchange offer for the notes and the use of proceeds from the offering.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially, including general market conditions.  The Company's reports to the Securities and Exchange Commission contain additional information relating to such factors.  The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.7 billion global footwear company.  Brown Shoe’s Retail division operates Famous Footwear, a leading family branded footwear destination with over 1,100 stores nationwide and e-commerce site FamousFootwear.com, approximately 260 specialty retail stores in the U.S., Canada, and China primarily under the Naturalizer brand name, and footwear e-tailer shoes.com. Through its wholesale divisions, Brown Shoe designs and markets leading fashion and athletic footwear brands including Naturalizer, Dr. Scholl's, LifeStride, Sam Edelman, Franco Sarto, Via Spiga, Etienne Aigner, Vera Wang Lavender, Avia, rykä, And 1, and Buster Brown.  Brown Shoe press releases are available on the Company's website at www.brownshoe.com.

Contacts:
For investors:                                                                           For media:
Allison Malkin                                                                         Erin Conroy
ICR, Inc.                                                                                    Brown Shoe
Allison.malkin@icrinc.com                                                    econroy@brownshoe.com
203-682-8225                                                                            212-324-4515